                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K



CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF
                                      1934

       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): OCTOBER 22, 1998




                                 CMP MEDIA INC.
             (Exact name of registrant as specified in its charter)


           DELAWARE                       0-22789                     11-2240940
(State or other jurisdiction of  (Commission File Number)       (I.R.S. Employer
incorporation or organization)                               Identification No.)

                  600 COMMUNITY DRIVE
                  MANHASSET, NEW YORK                                   11030
       (Address of principal executive offices)                       (Zip code)

                                 (516) 562-5000
              (Registrant's telephone number, including area code)

                                 CMP MEDIA INC.

                                      INDEX



ITEM 5.  OTHER EVENTS ................1-3

SIGNATURE ..............................4

ITEM 5.  OTHER EVENTS.


On October 22, 1998, CMP Media Inc. issued the following press release:

Manhasset, NY -- CMP MEDIA INC. (NASDAQ: CMPX) today announced financial results for its third quarter and nine months ended September 30, 1998.

Revenues for the third quarter increased to a record $117.5 million as compared to $114.2 million reported for the third quarter of 1997. Operating income for the third quarter was $1.8 million versus $6.8 million last year. Net income was $0.7 million, or $0.03 per share, compared to pro forma net income of $3.8 million, or $0.16 per share, for the same period in 1997.

For the nine-month period ended September 30, 1998, revenues increased to a record $352.7 million from $341.1 million reported for the same period last year. Operating income for the first nine months was $7.9 million as compared to $19.4 million in 1997. Net income was $5.3 million, or $0.22 per share, compared to pro forma net income of $8.0 million, or $0.35 per share, for the same period in 1997.

"The softening of the U.S. technology advertising market has affected CMP's sales and profits for the third quarter," said CMP President and CEO Michael S. Leeds. "At the same time, we are pleased with the growth potential we are seeing in newer businesses including Reality Research Inc., a new CMP subsidiary; our alliance with BusinessWeek for a CEO/CIO conference; and the international expansion of our Computer Reseller News and InformationWeek franchises.

"While we are continuing to invest prudently, we are also continuing to pare back our cost structure in a manner which, if current market conditions persist, should enable us to improve profitability relative to the availability of business in the marketplace."

For the nine months, CMP retained its U.S. ad-page market share lead, with 24.3% of the market, 3.3 market share points ahead of its closest competitor, according to Toronto-based Inquiry Management Systems. Strong performances were recorded by InformationWeek, VARBusiness, and Network Computing, which showed ad-page growth of 23.1%, 13.4% and 3.8% respectively for the nine months.

Highlights of the quarter include announcements of:

- The launch of Reality Research Inc., a Texas-based wholly-owned research company that will provide technology vendors and users with customized research and consulting services.

- A joint effort between InformationWeek and BusinessWeek which together will produce a conference targeting CEOs and CIOs this spring in conjunction with CMP's new E-Business Forums.

- The launch of Planet IT, a new online community for IT decision makers, which debuted with more than $2 million in advertising commitments.

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-    The planned November launch of Computer Reseller News UK, a wholly-owned publication that will bring the CRN brand's worldwide readership to more than 320,000 key resellers.

In other news, the Compensation Committee of the CMP Board of Directors approved on October 20, 1998, the repricing of outstanding options held by employees other than members of senior management. The exercise price of the options was reduced to $12.72 with the condition that the repriced options cannot be exercised for one year after the date of repricing. The new exercise price, which is more than 25% above yesterday's closing price for CMP's Class A Common Stock as quoted on the Nasdaq National Market, affects options covering approximately 500,000 shares of stock. The company currently has 23,053,756 shares of Common Stock outstanding. CMP has no plans to reprice outstanding options held by any members of senior management.

"Our employees are critical to the growth of our company," Leeds said, "and we believe that reducing the gap between the exercise price of the options and today's market price will contribute to greater employee motivation and retention which, in turn, will enhance stockholder value."

In connection with its initial public offering of 5,485,000 shares of Class A Common Stock on July 25, 1997, the company terminated its S corporation election and converted to C corporation status. Pro forma net income and pro forma net income per share for 1997 are presented as if the company had been a C corporation prior to January 1, 1997.

CMP Media Inc. (Nasdaq: CMPX) is a leading high-tech media company providing essential information and marketing services to the entire technology spectrum--the builders, sellers and users of technology worldwide. With its portfolio of publications, custom publishing, Internet products, research and conferences, CMP is uniquely positioned to offer marketers comprehensive, integrated solutions tailored to meet their individual needs. Online editions of the company's print publications, along with products and services created exclusively for the Internet, can be found on CMPnet at http://www.CMPnet.com. NSTL, the company's independent testing lab, serves government, corporate and technology clients around the world.

This release may contain forward-looking statements that are subject to risks and uncertainties. CMP's actual results could differ materially from those discussed in such forward-looking statements, due to various factors which are outside CMP's control. Factors that could affect performance include decreased demand for technology advertising, delays in new product introductions by advertisers, the failure of advertisers to adopt new products and services offered by CMP, economic instability in Asian and other foreign markets, and costs of integrating newly acquired products and services into CMP operations. For a more detailed discussion of these factors and others, see CMP's Securities and Exchange Commission filings.




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                         CMP MEDIA INC. AND SUBSIDIARIES
                   Condensed Consolidated Statements of Income
                in thousands, except share and per share amounts
                                   (unaudited)




                                                           FOR THE THREE MONTHS                    FOR THE NINE MONTHS
                                                            ENDED SEPTEMBER 30,                     ENDED SEPTEMBER 30,
                                                     --------------------------------        -------------------------------
                                                         1998                1997                1998               1997
                                                     ------------        ------------        ------------       ------------
Revenues                                             $    117,470        $    114,179        $    352,710       $    341,097
Operating costs and expenses:
   Cost of revenues                                        52,617              45,117             155,638            136,289
   Selling and promotion                                   40,181              37,579             121,513            115,134
   General and administrative                              22,904              20,229              67,688             65,780
   Non-recurring compensation charge                         --                 4,449                --                4,449
                                                     ------------        ------------        ------------       ------------

Income from operations                                      1,768               6,805               7,871             19,445
                                                     ------------        ------------        ------------       ------------


Gain on sales                                                --                 3,042               1,320              3,042
Other income (expense), net                                  (462)             (3,171)                 69             (8,294)
                                                     ------------        ------------        ------------       ------------

Income before provision (benefit) for
   income taxes                                      $      1,306        $      6,676        $      9,260       $     14,193
Provision (benefit) for income taxes                          563              (2,939)              3,991             (2,689)
                                                     ------------        ------------        ------------       ------------

Net income                                           $        743        $      9,615        $      5,269       $     16,882
                                                     ============        ============        ============       ============

Net income per share - diluted                       $       0.03                            $       0.22
                                                     ============                            ============

Weighted average number of shares of common
   stock and dilutive securities                       23,566,214                              24,072,693
                                                     ============                            ============

Pro Forma Data:
   Historical income before provision
     for income taxes                                                    $      6,676                           $     14,193
   Pro forma provision for income taxes                                         2,911                                  6,188
                                                                         ------------                           ------------

   Pro forma net income                                                  $      3,765                           $      8,005
                                                                         ============                           ============

   Pro forma net income per share - diluted                              $       0.16                           $       0.35
                                                                         ============                           ============

   Pro forma weighted average number of shares
      of common stock and dilutive securities                              24,072,904                             22,932,153
                                                                         ============                           ============


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                                   SIGNATURES



          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                             CMP MEDIA INC.


November 12, 1998            By:   /s/ Joseph E. Sichler
                                  ----------------------------------------------
                                      Joseph E. Sichler
                                      Vice President and Chief Financial Officer
                                       (Principal Accounting Officer)



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